                                                                    Exhibit 12-A

                        Delmarva Power & Light Company

                      Ratio of Earnings to Fixed Charges
                      ----------------------------------
                            (Dollars in Thousands)
                            ----------------------


                                             1997         1996         1995         1994         1993
                                         ------------ ------------ ------------ ------------ ------------
Net income                                $105,709      $116,187     $117,488     $108,310     $111,076
                                         ------------ ------------ ------------ ------------ ------------

Income taxes                                72,155        78,340       75,540       67,613       67,102
                                         ------------ ------------ ------------ ------------ ------------

Fixed charges:
       Interest on long-term debt
            including amortization of
            discount, premium and
            expense                         78,350        69,329       65,572       61,128       62,651
       Other interest                       12,835        12,516       10,353        9,336        9,245
       Preferred dividend require-
            ments of a subsidiary
            trust                            5,687         1,390         -            -            -
                                         ------------ ------------ ------------ ------------ ------------
            Total fixed charges             96,872        83,235       75,925       70,464       71,896
                                         ------------ ------------ ------------ ------------ ------------

Nonutility capitalized interest               (208)         (311)        (304)        (256)        (246)
                                         ------------ ------------ ------------ ------------ ------------

Earnings before income taxes
       and fixed charges                  $274,528      $277,451     $268,649     $246,131     $249,828
                                         ============ ============ ============ ============ ============

Ratio of earnings to fixed charges            2.83          3.33         3.54         3.49         3.47


For purposes of computing the ratio, earnings are net income plus income taxes and fixed charges, less nonutility capitalized interest. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, dividends on preferred securities of a subsidiary trust, plus the interest factor associated with the Company's major leases, and one-third of the remaining annual rentals.